UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2006

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 26, 2006, Rick J. Dobson resigned as Senior Vice President and Chief Financial Officer of Aquila, Inc. (Aquila), effective July 14, 2006.

(c)   (1) Beth A. Armstrong will become Aquila’s principal financial and accounting officer, with the title of Chief Accounting Officer, effective July 14, 2006. A copy of the press release announcing Mr. Dobson’s resignation and Ms. Armstrong’s appointment is attached as Exhibit 99.1.

(2) Ms. Armstrong, age 44, has been the Vice President and Controller of Aquila since July 2005. Prior to becoming Controller, she served in a number of positions of increasing responsibility in the finance and accounting departments of Aquila and various analytical roles at Aquila Merchant Services, Inc. (AMS), a subsidiary of Aquila. Ms. Armstrong’s previous positions include: Vice President of Financial Management, U.S. Networks from May 2002 until July 2005 at Aquila, Senior Vice President of Client Services from January 2001 to August 2001 and Senior Vice President of Marketing from August 2001 to May 2002, both at AMS. Ms. Armstrong joined Aquila in 1991, following six years in public accounting at Price Waterhouse. She will not have an employment agreement, but is a party to Aquila’s standard Severance Compensation Agreement (change of control agreement), under which she would receive a cash payment of two times her base pay and the average incentive payments for comparable positions among Aquila’s peer companies if she is terminated without good cause or quits for good reason within two years of a change of control. A copy of the form of this Severance Compensation Agreement is attached as Exhibit 99.2.

Item 8.01 Other Events.

On June 29, 2006, Aquila issued press releases announcing that it planned to file for electric retail rate increases with the Missouri Public Service Commission. Copies of these press releases are attached as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 – Press Release issued by Aquila on June 28, 2006.

99.2 – Form of Severance Compensation Agreement.

99.3 – Press Releases issued by Aquila on June 29, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By: /s/ Christopher M. Reitz

Christopher M. Reitz

Senior Vice President, General Counsel and Secretary

Date: June 29, 2006